Exhibit 4.1
NORTHERN OIL AND GAS, INC.

WARRANT TO PURCHASE COMMON SHARES
THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS MAY ONLY BE TRANSFERRED IF THE ISSUER AND, IF APPLICABLE, THE TRANSFER AGENT FOR SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.
Original Issue Date: January 27, 2022 Warrant Certificate No.: [●]
FOR VALUE RECEIVED, Northern Oil and Gas, Inc., a Delaware corporation (the “Corporation”), hereby certifies that [●], a [●], or its registered assigns (the “Holder”) is entitled to purchase from the Corporation [●] Common Shares (as defined below) at a purchase price per Common Share of $28.30 (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Article I hereof. The Corporation and the Holder are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”
This Warrant is issued by the Corporation pursuant to the terms of that certain Purchase and Sale Agreement, dated as of November 16, 2021 (the “Purchase Agreement”), between the Corporation, the Holder and the other sellers party thereto.
ARTICLE I
Definitions and References
Section 1.01.    Definitions. As used herein, the following terms have the respective meanings:
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 2.02, multiplied by (b) the Exercise Price.
“Attribution Parties” has the meaning assigned to such term in Section 3.08.
“Beneficial Ownership Limitation” has the meaning assigned to such term in Section 3.08.
“Board” means the board of directors of the Corporation.
“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.
“Closing” has the meaning assigned to such term in the Purchase Agreement.
“Common Shares” means the shares of common stock, par value $0.001 per share, of the Corporation.
“Corporation” has the meaning set forth in the preamble.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
“Exercise Agreement” has the meaning assigned to such term in Section 3.01(a).
“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3.01 shall have been satisfied at or prior to 5:00 p.m., Central Time, on a Business Day, including, without limitation, the receipt by the Corporation of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.
“Exercise Price” means $28.30 per Common Share, subject to adjustment as set forth in this Warrant.
“Expiration Date” means January 27, 2029.
“Fair Market Value” means, as of any particular date: (a) the VWAP Price of the Common Shares for such day on all domestic securities exchanges on which the Common Shares may at the time be listed; (b) if there have been no sales of the Common Shares on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Shares on all such exchanges at the end of such day; (c) if on any such day the Common Shares are not listed on a domestic securities exchange, the VWAP Price of the Common Shares as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Shares on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for Common Shares quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of the day; in each case, averaged over the 20 consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided that, if the Common Shares are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Shares are not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Shares shall be the fair market value per Common Share as determined in good faith by the Board.
“GAAP” means generally accepted accounting principles in the United States, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board, as in effect from time to time.
“Holder” has the meaning set forth in the preamble.
“NYSE” means the NYSE American.
“Original Issue Date” means January 27, 2022.
“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.
“Party” and “Parties” have the meanings set forth in the preamble.
“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.
“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.
“Preferred Stock” means the 6.500% Series A Perpetual Cumulative Convertible Preferred Stock, par value $0.001 per share, of the Corporation.

“Pro Rata Repurchase” means any purchase of Common Shares by the Corporation or any subsidiary thereof pursuant to (i) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other offer available to substantially all holders of Common Shares, in the case of both (i) or (ii), whether for cash, Common Shares, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, Common Shares, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “effective date” of a Pro Rata Repurchase shall mean the date of acceptance of Common Shares for purchase or exchange by the Corporation under any tender or exchange offer that is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.
“Purchase Agreement” has the meaning set forth in the preamble.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Share.
“Warrant” means this warrant and all warrants issued upon division or combination of, or in substitution for, this warrant.
“Warrant Register” has the meaning assigned to such term in Section 5.06.
“Warrant Shares” means the Common Shares purchasable upon exercise of this Warrant in accordance with the terms of this Warrant (without taking into account any limitations or restrictions on the exercisability of this Warrant, other than with respect to Section 2.02, Section 2.03 or Section 3.01 of this Warrant).
Section 1.02.    Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided:
(i)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(ii)    “herein,” “hereof” and other words of similar import refer to this Warrant as a whole and not to any particular Section, Article or other subdivision;
(iii)    all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Warrant unless otherwise indicated; and
(iv)    references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations).
ARTICLE II
EXERCISE OF WARRANT
Section 2.01.    Issuance of Warrant. Subject to the terms and conditions hereof, this Warrant shall represent the right to purchase from the Corporation [●] Warrant Shares (subject to adjustment as provided herein) in whole or in part.
Section 2.02.    Exercise of Warrant. Subject to the terms and conditions hereof, including Section 5.05, at any time on any Business Day and from time to time during the period beginning on the date that is 90 days following the Original Issue Date and ending at 5:00 p.m., Central Time, on the Expiration Date, the Holder may exercise this Warrant in whole or in part for any number of the Warrant Shares purchasable hereunder in respect thereof (subject to adjustment as provided herein) as provided in Section 3.01.
Section 2.03.    Expiration of Warrant. This Warrant shall terminate and become void as of 5:00 p.m., Central Time, on the Expiration Date.

ARTICLE III
EXERCISE PROCEDURE
Section 3.01.    Conditions to Exercise. The Holder may exercise this Warrant only upon:
(a)    surrender of this Warrant to the Corporation at its then principal executive offices, together with an Exercise Agreement in the form attached hereto as Exhibit A (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Shares to which the Holder is entitled to purchase hereunder and the number of Warrant Shares to be purchased) and executed;
(b)    payment to the Corporation of the Aggregate Exercise Price in accordance with Section 3.02; and
(c)    to the extent any withholding tax on the exercise of a Warrant is required, the Holder shall nonetheless be entitled to exercise the Warrant; provided that the Holder shall make a cash payment to the Corporation in an amount sufficient to satisfy any such applicable withholding tax.
Section 3.02.    Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made by delivery to the Corporation of a certified or official bank check payable to the order of the Corporation or by wire transfer of immediately available funds to an account designated in writing by the Corporation, in the amount of such Aggregate Exercise Price.
Section 3.03.    Delivery of Certificates. To the extent any Common Shares of the Corporation are at the time of exercise represented in certificated form, then, at the election of the Holder as set forth in the Exercise Agreement, the Corporation shall, as promptly as practicable on or after the Exercise Date, and in any event within three Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a Common Share, as provided in Section 3.04 hereof. Such certificate(s) shall be delivered to the address specified by the Holder in the applicable Exercise Agreement. The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the Holder shall reasonably request in the Exercise Agreement and shall be registered in the name of the Holder or, subject to compliance with Section 3.06(f) and Section 5.05, such other Person’s name as shall be designated in the Exercise Agreement. Upon the exercise of this Warrant by the Holder, this Warrant shall be deemed to have been exercised by the Holder and such certificate or certificates for Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein in compliance with Section 3.06(f) and Section 5.05 shall be deemed to have become the holder of record of such Warrant Shares for all purposes, immediately prior to 5:00 p.m., Central Time, on the Exercise Date.
Section 3.04.    Fractional Shares. The Corporation shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Corporation shall pay to the Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction of a Warrant Share multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.
Section 3.05.    Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have been fully exercised, the Corporation shall, at the time of delivery of the Warrant Shares being issued in accordance with this Article III, provide by notation in the Warrant Register the number, if any, of Warrant Shares that remain subject to purchase by the Holder upon exercise.
Section 3.06.    Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to each exercise of this Warrant, the Corporation hereby represents, covenants and agrees:
(a)    This Warrant is, and any warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.
(b)    Each Warrant Share issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Corporation shall take all such actions as may be necessary or appropriate in order that each Warrant Share is, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Corporation and free and clear of all taxes, liens and charges.
(c)    The Corporation shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Corporation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Shares or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).
(d)    The Corporation shall use commercially reasonable efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on the NYSE or any domestic securities exchange upon which Common Shares or other securities constituting Warrant Shares are listed at the time of such exercise.
(e)    The Corporation has taken such action as is necessary to reserve for issuance such number of Common Shares as are subject to issuance upon the exercise in whole of the Warrant.
(f)    The Corporation shall pay all expenses in connection with, and all taxes (other than income taxes) and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided that the Corporation shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.
Section 3.07.    Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant by the Holder is to be made in connection with a sale of the Corporation (pursuant to a merger, sale of Common Shares, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.
Section 3.08.    Holder’s Exercise Limitations. The Corporation shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2.02 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Agreement, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Common Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Common Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Common Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3.08, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Corporation is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3.08 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of an Exercise Agreement shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3.08, in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as reflected in (A) the Corporation’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of Common Shares outstanding. Upon the written or oral request of a Holder, the Corporation shall within one (1) Business Day confirm orally and in writing to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Common Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares issuable upon exercise of this Warrant. The Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3.08. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.08 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.
ARTICLE IV
ADJUSTMENT TO NUMBER OF WARRANT SHARES
Section 4.01.    Adjustment to Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the number of Warrant Shares issuable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as provided in this Article IV (in each case, after taking into consideration any prior adjustments pursuant to this Article IV). If, at any time as a result of the provisions of this Article IV, the Holder shall become entitled upon subsequent exercise to receive any shares of Equity Interests of the Corporation other than Common Shares, the number of such other Equity Interests so receivable upon exercise of this Warrant shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.
Section 4.02.    Adjustment to Number of Warrant Shares Upon Dividend, Subdivision, Combination or Reclassification of Common Shares.
(a)    If the Corporation shall, at any time or from time to time after the Original Issue Date and prior to the exercise in whole, or expiration of, the Warrant, (i) pay a dividend or make any other distribution upon the Common Shares of the Corporation payable in Common Shares, or (ii) subdivide (by any forward stock split, recapitalization or otherwise) its outstanding Common Shares into a greater number of Common Shares, then the number of Warrant Shares issuable upon the exercise of this Warrant (without regard to any limitation in Section 3.08 on the exercise of this Warrant) immediately prior to any such dividend, distribution or subdivision shall be proportionately increased. If the Corporation shall, at any time or from time to time after the Original Issue Date and prior to the exercise in whole, or expiration of, the Warrant, combine (by combination, reverse stock split or otherwise) its outstanding Common Shares into a smaller number of Common Shares, then the number of Warrant Shares issuable upon the exercise of this Warrant (without regard to any limitation in Section 3.08 on the exercise of this Warrant) immediately prior to such combination shall be proportionately decreased. Any adjustment under this Section 4.02 shall become effective at the close of business on the date the dividend, distribution, subdivision or combination becomes effective.
(b)    If the Corporation shall, at any time or from time to time after the Original Issue Date and prior to the exercise in whole, or expiration, of the Warrant, issue by reclassification of its Common Shares any shares of its capital stock, then, (i) if the outstanding Common Shares shall be changed into a larger or smaller number of Common Shares as part of such reclassification, such change shall be deemed to be a subdivision or combination, as the case may be, of the outstanding Common Shares for the purposes and within the meaning of Section 4.02(a) and (ii) if such reclassification entitles the holders of Common Shares to receive capital stock of the Corporation in respect of or in exchange for such holders’ Common Shares, then, immediately after such reclassification, this Warrant shall thereafter be exercisable for the aggregate number and kind of shares of Equity Interests of the Corporation that the Holder would have been entitled to receive as a result of such reclassification had this Warrant been exercised (without regard to any limitation in Section 3.08 on the exercise of this Warrant) immediately before the record date for such reclassification.
Section 4.03.    Adjustment for Rights Issue.
(a)    If the Corporation, prior to the exercise in whole, or expiration, of this Warrant, distributes any rights, options or warrants to all holders of its Common Shares entitling them for a period expiring within 45 days after the record date specified below to purchase Common Shares or securities convertible into, or exercisable or exchangeable for, Common Shares, at a price per share less than the Fair Market Value per share on that record date, then the number of Warrant Shares issuable upon the exercise of this Warrant shall be adjusted in accordance with the formula:

where:
W’ = the adjusted number of Warrant Shares issuable upon exercise of the Warrant;
W = the number of Warrant Shares then issuable upon exercise of the Warrant;
O = the number of Common Shares outstanding on the applicable record date;
N = the number of additional Common Shares issuable pursuant to such rights, options or warrants;
P = the price per share of the additional Common Shares issuable pursuant to such rights, options or warrants; and
M = the Fair Market Value per Common Share on the applicable record date.
(b)    The adjustment pursuant to this Section 4.03 shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants. If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the number of Warrant Shares subject to issuance under the Warrant shall be immediately readjusted to what it would have been if “N” in the above formula had been the number of shares actually issued.
Section 4.04.    Adjustment for Other Distributions.
(a)    If the Corporation, prior to the exercise in whole or expiration of this Warrant, pays a cash distribution to all holders of its Common Shares or distributes to all holders of its Common Shares any shares of its capital stock, evidences of its indebtedness, or any of its assets or any rights, warrants or other securities of the Corporation (other than distributions to which Section 4.02 or Section 4.03 apply), then the number of Warrant Shares issuable upon the exercise of this Warrant shall be adjusted in accordance with the formula:
where:
W’ = the adjusted number of Warrant Shares issuable upon exercise of the Warrant;
W = the number of Warrant Shares then issuable upon exercise of the Warrant;
M = the Fair Market Value per Common Share on the applicable record date; and
F = the amount of cash or fair market value on the record date specified below of the evidences of its indebtedness, assets, rights, warrants or other securities to be distributed in respect of one Common Share as determined in good faith by the Board.

(b)    The adjustment pursuant to this Section 4.04 shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of holders entitled to receive the distribution.
(c)    This Section 4.04 does not apply to rights, options or warrants referred to in Section 4.03 hereof.
Section 4.05.    Certain Repurchases of Common Shares.
(a)    If the Corporation, prior to the exercise in whole or expiration of this Warrant, effects a Pro Rata Repurchase of Common Shares, then the number of Warrant Shares issuable upon the exercise of this Warrant shall be adjusted in accordance with the formula:
where:
W’ = the adjusted number of Warrant Shares issuable upon exercise of the Warrant;
W = the number of Warrant Shares then issuable upon exercise of the Warrant;
O = the number of Common Shares outstanding immediately before such Pro Rata Repurchase;
N = the number of Common Shares repurchased in connection with such Pro Rata Repurchase;
M = the Fair Market Value per Common Share on the date of the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase; and
F = the amount of cash or fair market value on the effective date of the Pro Rata Repurchase of the securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property distributed in connection with the Pro Rata Repurchase as determined in good faith by the Board.
(b)    The adjustment pursuant to this Section 4.05 shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of holders entitled to receive the distribution.
Section 4.06.    Dissolution, Liquidation or Winding Up. If, on or prior to the Expiration Date, the Corporation (or any other Person controlling the Corporation) shall propose a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, the Holder of this Warrant shall receive the kind and number of other securities or assets which the Holder would have been entitled to receive if the Holder had exercised this Warrant in full and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant, including any limitation in Section 3.08) immediately prior to the time of such dissolution, liquidation or winding up and the right to exercise this Warrant shall terminate on the date on which the holders of record of Common Shares shall be entitled to exchange their Common Shares for securities or assets deliverable upon such dissolution, liquidation or winding up.
Section 4.07.    When De Minimis Adjustment May Be Deferred. No adjustment in the number of Warrant Shares subject to a Warrant need be made unless the adjustment would require an increase or decrease of at least 1% of the then applicable number of Warrant Shares subject to a Warrant. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article IV shall be made to the nearest 1/10,000th of a whole Common Share, it being understood that no such rounding shall be made under Section 4.13 (and, in calculations made pursuant to such paragraph, the adjusted number of Warrant Shares subject to a Warrant shall refer to such adjusted number before rounding).

Section 4.08.    When No Adjustment Required. No adjustment need be made for a transaction referred to in Sections 4.02 through 4.05, if the Holder is to participate (without being required to exercise the Warrants) in the transaction on a basis and with notice that the Board and the Holder determine to be fair and appropriate in light of the basis and notice on which holders of Common Shares participate in the transaction. No adjustment need be made for (i) rights to purchase Common Shares pursuant to a Corporation plan for reinvestment of dividends or interest, (ii) the issuance or exercise of any Equity Interests or equity-based awards in accordance with any management or other employee incentive plan of the Corporation or (iii) the conversion, exchange or modification of any shares of Preferred Stock. To the extent the Warrants become convertible into cash, no adjustment need be made thereafter as to the cash, and interest will not accrue on the cash.
Section 4.09.    Notice of Adjustment. Whenever the number of Warrant Shares subject to the Warrant is adjusted, the Corporation shall provide the notices required by Section 5.01.
Section 4.10.    Reorganization of Corporation. If, prior to the exercise in whole, or expiration, of this Warrant, the Corporation consolidates or merges with or into, or transfers all or substantially all its assets to, any Person, upon consummation of such transaction, the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the Holder of this Warrant would have owned immediately after the consolidation, merger or transfer if the Holder had exercised this Warrant immediately (without regard to any limitation in Section 3.08 on the exercise of this Warrant) before the effective date of the transaction, assuming that the Holder failed to exercise its rights of election, if any, as to the kind of amount of securities, cash or other assets receivable upon such a transaction. Concurrently with the consummation of such transaction, the Person formed by or surviving any such consolidation or merger if other than the Corporation, or the Person to which such transfer shall have been made, shall enter into a supplemental Warrant so providing and further providing for adjustments that shall be as nearly equivalent as may be practical to the adjustments provided for in this Article IV. The successor to the Corporation shall mail to the Holder a notice describing the supplemental Warrant. If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant is an Affiliate of the formed, surviving or transferee Person, that issuer shall join in the supplemental Warrant. If this Section 4.10 applies to a transaction, Sections 4.02 through 4.05 shall not apply.
Section 4.11.    Company Determination Final. Any determination that the Corporation or the Board must make pursuant to Sections 4.02 through 4.10 hereof is conclusive in the absence of manifest error or bad faith.
Section 4.12.    When Issuance or Payment May Be Deferred. In any case in which this Article IV shall require that an adjustment in number of Warrant Shares subject to a Warrant be made effective as of a record date for a specified event, the Corporation may elect to defer until the occurrence of such event issuing to the Holder of any Warrant exercised after such record date the Warrant Shares and other Equity Interests of the Corporation, if any, issuable upon such exercise over and above the Warrant Shares and other Equity Interests of the Corporation, if any, issuable upon such exercise on the basis of the then applicable number of Warrant Shares subject to a Warrant; provided that the Corporation shall deliver to the Holder a due bill or other appropriate instrument evidencing the Holder’s right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.
Section 4.13.    Exercise Price in the Event of an Adjustment in Number of Warrant Shares. Upon any adjustment of the number of Warrant Shares subject to the Warrant pursuant to this Article IV, the Exercise Price per Warrant Share subject to issuance upon exercise of the Warrant shall be adjusted concurrently thereto to equal the product of (a) $28.30 (or if the Exercise Price has been previously adjusted, then such as adjusted Exercise Price) times (b) a fraction, of which the numerator is the total number of Warrant Shares subject to issuance upon the exercise of the Warrant before giving effect to the adjustment, and the denominator is the total number of Warrant Shares subject to issuance upon the exercise of the Warrants as so adjusted.
ARTICLE V
NOTICES TO WARRANT HOLDERS
Section 5.01.    Notice of Adjustment. (a) Upon any adjustment of the number of Warrant Shares subject to a Warrant and the Exercise Price pursuant to Article IV hereof, the Corporation shall promptly thereafter cause to be given to the Holder written notice of such adjustments by email or by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 5.01.
(b)    In case:

(i)    the Corporation shall authorize the issuance to all holders of Common Shares of rights, options or warrants to subscribe for or purchase shares of Common Shares or of any other subscription rights or warrants;
(ii)    the Corporation shall authorize the distribution to all holders of Common Shares evidences of its indebtedness or assets;
(iii)    the Corporation shall authorize any Pro Rata Repurchase;
(iv)    of any consolidation or merger to which the Corporation is a party, or of the transfer of all or substantially all assets of the Corporation, or of any reclassification or change of Common Shares issuable upon exercise of the Warrants, or any tender offer or exchange offer for shares of Common Shares by the Corporation;
(v)    of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or
(vi)    the Corporation proposes to take any action which would require an adjustment of the number of Warrant Shares subject to a Warrant pursuant to Article IV hereof;
then the Corporation shall cause to be given to the Holder, at least 10 days prior to any applicable record date, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (x) the date as of which the holders of record of Common Shares shall be entitled to receive any such rights, options, warrants or distribution are to be determined, (y) the initial expiration date set forth in any tender offer or exchange offer for Common Shares, or (z) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of Common Shares shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 5.01 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.
Section 5.02.    Transfer of Warrant. Subject to Section 5.05, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Corporation at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B. Notwithstanding the foregoing, any such transferring Holder shall be liable for any and all taxes and fees incurred by the Corporation as a result of such transfer and the Holder shall pay the Corporation, in cash or by wire transfer of immediately available funds any amounts necessary to pay any such taxes and fees incurred by the Corporation in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Corporation shall execute and deliver a new warrant or warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.
Section 5.03.    Holder Not Deemed a Stockholder; Limitations on Liability. Except as described in the certificate of incorporation or bylaws of the Corporation, or otherwise specifically provided herein, prior to the issuance to the Holder of any Warrant Shares upon the due exercise by the Holder of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Shares for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Corporation or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of capital stock, reclassification of capital stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Corporation, whether such liabilities are asserted by the Corporation or by creditors of the Corporation. Notwithstanding this Section 5.03, the Corporation shall provide the Holder with copies of the same notices and other information given to holders of Common Shares generally, contemporaneously with the giving thereof to such holders.
Section 5.04.    Replacement on Loss; Division and Combination.
(a)    Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement with an affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Corporation, the Corporation at its own expense shall execute and deliver to the Holder, in lieu hereof, a new warrant of like tenor and exercisable for an equivalent number of Warrant Shares as this Warrant so lost, stolen, mutilated or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Corporation for cancellation.
(b)    Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant and other warrants to the Corporation at its then principal executive offices, together with a written notice specifying the names and denominations in which new warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Corporation shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.
Section 5.05.    Agreement to Comply with the Securities Act; Legend. Notwithstanding anything to the contrary in this Warrant, the Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 5.05 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that (i) the Holder shall not offer, sell, assign, transfer, pledge or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act and (ii) the Holder shall not exercise this Warrant, and the Corporation shall not be required to issue any Warrant Shares upon any exercise of this Warrant, unless the issuance of Warrant Shares upon such exercise is pursuant to a valid exemption from the registration requirements of the Securities Act and the Holder has provided (1) a representation that the Holder (a) is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act, (b) has such knowledge, skills and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Warrant Shares, (c) is not acquiring the Warrant Shares as a nominee or agent or otherwise for any other person and was not formed for the purpose of acquiring the Warrant Shares, (d) understands and accepts that the acquisition of the Warrant Shares involves risks and uncertainties and is able to bear any loss associated with an investment in the Warrant Shares, and (e) has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Warrant Shares; or (2) such other evidence of the availability of such exemption reasonably satisfactory to the Corporation. The Holder will cause any proposed purchaser, assignee, transferee or pledgee of this Warrant or any Warrant Shares to agree to take and hold such securities subject to the provisions of this Section 5.05. All Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH SECURITIES MAY ONLY BE TRANSFERRED IF THE ISSUER AND, IF APPLICABLE, THE TRANSFER AGENT FOR SUCH SECURITIES HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.”
Section 5.06.    Warrant Register. The Corporation shall keep and properly maintain at its principal executive offices books for the registration of this Warrant and any transfers thereof (the “Warrant Register”). The Corporation may deem and treat the Person in whose name this Warrant is registered on the Warrant Register as the holder thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant effected in accordance with the provisions of this Warrant.
Section 5.07.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.07).
If to the Corporation:    Northern Oil and Gas, Inc.
4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343
Attn:    General Counsel
Email:    eromslo@northernoil.com
with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attn:    Matthew R. Pacey
    Bryan Flannery
Email:    matt.pacey@kirkland.com
    bryan.flannery@kirkland.com
If to the Holder:    Veritas Permian Resources, LLC
6500 White Settlement Road
Westworth Village, TX 76114
Attn:    Chad Skiles
Email:    cskiles@veritasenergyllc.com
with copies to (which shall not constitute notice):

Carnelian Energy Capital Management, L.P.
2229 San Felipe St., Suite 1450
Houston, TX 77019
Attn:    Kevin Goodman; Matt Savage
Email:    kevin@carnelianec.com; matts@carnelianec.com

Old Ironsides Energy, LLC
500 Totten Pond Road, Suite 630
Waltham, MA 02451
Attn:    Paul Kaboub
Email:    pkaboub@oldironsidesenergy.com

Willkie Farr & Gallagher LLP
600 Travis Street
Houston, TX 77002
Attn:    Steven Torello; Michael De Voe Piazza
Email:    storello@willkie.com; mpiazza@willkie.com
Section 5.08.    Cumulative Remedies. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.
Section 5.09.    Equitable Relief. Each of the Corporation and the Holder acknowledges that a breach or threatened breach by such Party of any of its obligations under this Warrant would give rise to irreparable harm to the other Party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, the other Party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.
Section 5.10.    Entire Agreement. This Warrant and the other agreements and documents expressly referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Warrant and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.
Section 5.11.    Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Corporation and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of a Holder shall be deemed to be the Holder for all purposes hereunder.
Section 5.12.    No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Corporation and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.
Section 5.13.    Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.
Section 5.14.    Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by the Corporation or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 5.15.    Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.
Section 5.16.    Governing Law. THIS WARRANT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
Section 5.17.    Submission to Jurisdiction. THE PARTIES HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE IN ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY CERTIFIED OR REGISTERED MAIL TO SUCH PARTY’S ADDRESS FOR RECEIPT OF NOTICES PURSUANT TO SECTION 5.07 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 5.18.    Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section 5.19.    Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

Section 5.20.    No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.
[Signature pages follow.]

IN WITNESS WHEREOF, the Corporation has duly executed this Warrant on the Original Issue Date.

NORTHERN OIL AND GAS, INC.

By:
Name:	Erik Romslo
Title:	Chief Legal Officer and Secretary

SIGNATURE PAGE
TO
WARRANT

Accepted and agreed by, [●]

By: ___________________________________
Name:
Title:

SIGNATURE PAGE
TO
WARRANT

EXHIBIT A

NORTHERN OIL AND GAS, INC.
WARRANT EXERCISE AGREEMENT
As of the date hereof, the undersigned Holder has the right under the Warrant to Purchase Common Shares, dated as of January 27, 2022 by and between Northern Oil and Gas, Inc. and [●] (the “Warrant”) to purchase Warrant Shares (as defined in the Warrant). Upon payment of the applicable Aggregate Exercise Price (as defined in the Warrant) and surrender of the Warrant included herewith, the undersigned Holder hereby irrevocably, except as set forth in Section 3.07 of the Warrant, elects to exercise its right represented by the Warrant to purchase Warrant Shares, and requests that the Warrant Shares be issued in the following name:
Name: _________________________________________________________________________
Address ________________________________________________________________________
Federal Tax Identification or Social Security No. _______________________________________
and delivered by    (certified mail to the above address) or
    (other     ) (specify);
Aggregate Exercise Price
Paid by (check one):    ☐ Certified or official bank check
    ☐ Wire transfer
and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable by the undersigned Holder upon exercise of the Warrant, that the Corporation make appropriate notation in the Warrant Register (as defined in the Warrant) to reflect the Warrant Shares that remain subject to purchase upon exercise of the Warrant after giving effect to this Warrant Exercise Agreement.
Yes / No (Please Circle): The undersigned Holder requests that certificates be issued for the Warrant Shares.
If the undersigned Holder would like more than one certificate, please indicate the number of certificates and the number of shares to be represented by each certificate:
Number of Certificates: ___________________________________________________________________
Number of Warrant Shares to be represented by each certificate:

	Certificate 1	Certificate 2	Certificate 3	Certificate 4
Number of Warrant Shares

A-1

Dated:              ,
Note: The signature must correspond with the name of the Holder as set forth on the signature page of the Warrant Agreement in every particular, without alteration or enlargement or any change whatever, unless this Warrant has been assigned.

Signature:
Name (please print)

Address

Federal Tax Identification or Social Security No.

Assignee:

A-2

EXHIBIT B

NORTHERN OIL AND GAS, INC.
ASSIGNMENT
    For value received hereby sells, assigns and transfers unto its rights under the Warrant to Purchase Common Shares, dated as of January 27, 2022, by and between Northern Oil and Gas, Inc. and [●] (the “Warrant”) to purchase Warrant Shares (as defined in the Warrant) on the terms and subject to the conditions set forth therein1, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint attorney, to transfer said rights to purchase Warrant Shares under the Warrant on the books of the within-named Corporation, with full power of substitution in the premises.
The contact information of the assignee is as follows:
[●]
[Address]
[City, State, Zip]
Attention: [●]
Facsimile: [●]
Email: [●]
with a copy to (which shall not constitute notice):
[●]
[Address]
[City, State, Zip]
Attention: [●]
Facsimile: [●]
Email: [●]
Date: ___________________________________________________________________
Signature: _______________________________________________________________
Note: The above signature must correspond with the name as written upon the face of the enclosed Warrant in every particular, without alteration or enlargement or any change whatever.
1     For partial assignment, indicate portion assigned.
B-1